EXHIBIT 16.1

July 16, 2002

Securities and Exchange Commission
Washington, DC 20549

We were previously the independent accountants for Surg II, Inc. and on April 9, 2002, we reported on the financial statements of Surg II, Inc. as of and for the two years ended December 31, 2001 and 2000. On July 15, 2002, we were dismissed as independent accountants of Surg II, Inc.

We have read Surg II, Inc.’s statements included under item 4 of its Form 8-K dated July 15, 2002, and we agree with such statements.

                                                               McGladrey & Pullen, LLP